Exhibit 99.1
Enovix Distributes Dividend of Warrants to Stockholders

FREMONT, Calif., July 21, 2025 – Enovix Corporation (Nasdaq: ENVX) (“Company” or “Enovix”), a global high-performance battery company, today announced that it will distribute warrants to purchase Enovix common stock (“Warrants”) to its shareholders and certain convertible noteholders on Monday, July 21, 2025 (the “Distribution Date”), in accordance with the previously declared shareholder warrant dividend. As previously announced, each stockholder of record as of July 17, 2025 (the “Record Date”) will receive one (1) Warrant for every seven (7) shares of Enovix common stock held, rounded down to the nearest whole Warrant.

“The distribution of these warrants reflects our confidence in the long-term value we’re building at Enovix as we scale production and deliver breakthrough battery performance,” said Raj Talluri, President and CEO of Enovix. “It’s been incredibly rewarding to see such a positive response from our diverse shareholder base, including both retail and institutional investors, which reinforces our belief that this approach puts shareholders first, where they belong.”

The Warrants will be distributed by the Company’s warrant agent and will be exercisable for cash following the Distribution Date, in accordance with the terms of the warrant agreement, a form of which was filed as an exhibit to the Form 8-A Warrant registration statement with the U.S. Securities and Exchange Commission on July 18, 2025.

Warrant Terms
•Eligibility: Shareholders must have purchased or held shares no later than July 16, 2025 to be a shareholder of record on the July 17, 2025 Record Date and receive Warrants.
•Ratio: One (1) Warrant for every seven (7) shares of common stock held as of the Record Date, rounded down to the nearest whole number for any fractional Warrant. No fractional Warrants will be issued. Example: A shareholder holding 1,000 shares will receive 142 Warrants. A shareholder holding 7,000 shares will receive 1,000 Warrants.
•Convertible Noteholders: Holders of Enovix’s 3.00% Convertible Senior Notes due 2028 (the “Convertible Notes”) as of the Record Date will also receive Warrants based on the same ratio. Example: Holders of each $1,000 face amount of Convertible Notes will receive 9.1543 Warrants, rounded down to the nearest whole number for any fractional Warrant.
•Expiration: The Warrants will expire at 5:00 p.m. New York City time on October 1, 2026, unless an early expiration price condition is triggered.
•Early Expiration Price Condition: If, during any 20 (whether or not consecutive) out of 30 consecutive trading days, the volume-weighted average price (VWAP) of Enovix common stock equals or exceeds $10.50 (the “Early Expiration Trigger Price”), the Warrants will expire at 5:00 p.m. New York City time on the business day immediately following the final qualifying day (or another date the Company may select in accordance with the warrant agreement).
•Exercisability: The warrants are exercisable at any time through the Expiration Date.

Early Expiration Condition Timing
In keeping with our commitment to shareholder communication, Enovix notes that its common stock closed at $15.54 on July 18, 2025. Under the terms of the warrant agreement, if the VWAP of Enovix common stock equals or exceeds $10.50 for any 20 (whether or not consecutive) out of 30 trading days following the Distribution Date, the Warrants will expire at 5:00 p.m. New York City time on the business day immediately following the final qualifying day. If our stock continues to trade above the $10.50 threshold, and the early expiration price condition is met without interruption, the Warrants could expire as early as August 19, 2025. The Company makes no prediction or assurance regarding the future performance of its stock price and encourages all warrant holders to review the warrant agreement and consult their financial advisors regarding the timing and mechanics of warrant exercises.

Resources
Shareholders are encouraged to review the information available on the Company’s Warrant Dividend Resource Page, which includes the Investor FAQ Supplement, and to contact their broker directly with any questions.

About Enovix Corporation
Enovix is a leader in advancing lithium-ion battery technology with its proprietary cell architecture designed to deliver higher energy density and improved safety. The Company’s breakthrough silicon-anode batteries are engineered to power a wide range of devices from wearable electronics and mobile communications to industrial and electric vehicle applications. Enovix’s technology enables longer battery life and faster charging, supporting the growing global demand for high-performance energy storage. Enovix holds a robust portfolio of issued and pending patents covering its core battery design, manufacturing process, and system integration innovations. For more information, visit https://www.enovix.com.

Forward‐Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events or the Company’s future financial or operating performance and can be identified by words such as anticipate, believe, continue, could, estimate, expect, intend, may, might, plan, possible, potential, predict, should, will, would, and similar expressions that convey uncertainty about future events or outcomes. Forward-looking statements in this press release include, without limitation, statements regarding the Company’s expectations related to the warrant dividend including that the distribution is a shareholder-first approach, the Company’s ability to build long-term value, scale production and deliver breakthrough battery performance, the Company’s ability to implement its business strategy, and the Company’s broader business outlook. Actual results and outcomes could differ materially from those expressed in these forward-looking statements due to various risks and uncertainties, including those discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Enovix’s most recently filed annual report on Form 10-K and quarterly reports on Form 10-Q and other documents filed with the Securities and Exchange Commission. Any forward-looking statements in this press release speak only as of the date on which they are made or released. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:
Robert Lahey
ir@enovix.com

Chief Financial Officer:
Ryan Benton
ryan.benton@enovix.com

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